EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of August 26, 2026 (the “Effective Date”), by and between Alphega Innovations Corp., a Wyoming corporation with its principal executive offices at 30 N Gould St., Ste R, Sheridan, Wyoming 82801 (the “Company”), and Luis Carlos Ung (“Executive”).

The Company acknowledges that Executive has provided services to the Company since July 24, 2024 and was formally appointed Chief Executive Officer on September 23, 2024 (the “CEO Appointment Date”).

WHEREAS, the Company desires to employ Executive in the position of Chief Executive Officer on the terms and conditions set forth in this Agreement;

WHEREAS, Executive desires to accept employment with the Company on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the respective covenants and commitments of the parties set forth in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Position and Responsibilities.

1.1 Position. The Company will employ Executive as its Chief Executive Officer, effective as of the Effective Date. Executive will report directly to the Board of Directors of the Company (the “Board”).

1.2 Location. Executive will perform Executive’s duties remotely and from such locations as Executive reasonably determines appropriate for the performance of Executive’s responsibilities. Executive will be expected to travel domestically and internationally as reasonably necessary to perform Executive’s duties and responsibilities.

1.3 Duties. Executive shall have such powers, duties, authorities and responsibilities as are customarily associated with the Chief Executive Officer of a publicly reporting company of comparable size and stage of development, together with such other duties consistent with such position as the Board may reasonably designate from time to time. If requested, Executive shall also serve, without additional compensation, as an officer or director of any subsidiary or affiliate of the Company.

1.4 Company Confidential Information. For purposes of this Agreement, “Company Confidential Information” means all non-public information relating to the Company, its subsidiaries and affiliates, including, without limitation, information concerning the Company’s business plans, operations, financial condition, financial projections, strategic initiatives, financing activities, acquisition opportunities, customers, suppliers, investors, technology, intellectual property, products, services, personnel, and other proprietary or confidential matters, whether disclosed orally, in writing, electronically, visually, or in any other form, that Executive knows or reasonably should understand to be confidential or proprietary in nature.

Company Confidential Information shall not include information that:

(a)is or becomes publicly available through no breach of any obligation of confidentiality by Executive;

(b)was lawfully known by Executive prior to disclosure by the Company;

(c)is independently developed by Executive without use of or reference to Company Confidential Information; or

(d)is lawfully received by Executive from a third party without restriction on disclosure.

1.5 Outside Activities. Executive will devote such working time, attention and best efforts as are reasonably necessary to perform Executive’s duties hereunder and advance the business and affairs of the Company. Executive may continue existing business, investment, board, advisory, civic, charitable and educational activities that have been disclosed to or are known by the Board, and may undertake additional non-competing activities with prior written notice to the Board, so long as such activities do not materially interfere with the performance of Executive’s duties hereunder, misuse Company Confidential Information or create an undisclosed material conflict of interest. Executive may manage Executive’s passive personal investments without restriction, subject to applicable securities laws and Company policies.

1.6 Company Policies. Executive will duly, punctually and faithfully perform and observe all lawful rules, regulations and policies that the Company has established or hereafter establishes governing the conduct of its business and personnel, including, without limitation, the Company’s insider trading policy, code of ethics and business conduct, disclosure controls and procedures, and any other policies applicable to the Company as a company that files reports with the Securities and Exchange Commission (the “SEC”) and whose securities are or may become quoted or traded on the OTC Markets or listed on a national securities exchange, in each case as in effect from time to time.

2. Term of Employment.

2.1 Term. The initial term of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue through December 31, 2028 (the “Initial Term”). Thereafter, this Agreement shall automatically renew for successive one (1)-year periods (each, a “Renewal Term” and, together with the Initial Term, the “Term”), unless either party delivers written notice of non-renewal to the other party at least ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term, or unless earlier terminated in accordance with Section 2.2. A notice of non-renewal delivered by the Company shall be treated as a termination by the Company without Cause for purposes of Section 4.2. For purposes of Section 3.3, Executive’s CEO service shall be measured from the CEO Appointment Date.

2.2 Termination. Executive’s employment and the Term shall terminate upon the first to occur of the following:

(a) Death. Upon the death of Executive, the employment of Executive pursuant to this Agreement shall immediately terminate.

(b) Disability. If Executive becomes unable to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a mental or physical illness, injury or other medical condition, for a period of ninety (90) consecutive days or for a cumulative period of one hundred twenty (120) days within any twelve (12)month period, then the Company shall have the right to terminate Executive’s employment by written notice to Executive, subject to applicable law, including the Americans with Disabilities Act and analogous state law.

(c) For Cause. At the option of the Company, for Cause, by delivering written notice to Executive of the Company’s determination to terminate. “Cause” shall mean: (A) Executive’s fraud, dishonesty, theft, embezzlement or other deliberate injury to the Company or any of its affiliates; (B) Executive’s material breach of Executive’s fiduciary obligations to the Company or any of its affiliates; (C) Executive’s willful and material failure to follow the lawful and reasonable directives of the Board, which failure is not cured within ten (10) days after Executive receives written notice thereof from the Company; (D) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving dishonesty or moral turpitude; (E) Executive’s material breach of any of the covenants set forth in this Agreement or any Restrictive Covenant Agreement, which breach, if curable, is not cured within thirty (30) days after Executive receives written notice thereof from the Company; (F) Executive’s material violation of any written policy of the Company, which violation, if curable, is not cured within thirty (30) days after Executive receives written notice thereof from the Company; (G) Executive’s violation of any law or regulation applicable to the Company or any of its subsidiaries or affiliates, including the federal securities laws, that materially and adversely affects, or would reasonably be expected to materially and adversely affect, the Company; or (H) Executive’s habitual abuse of drugs or alcohol that adversely affects the performance of Executive’s duties to the Company. No act or omission shall constitute “Cause” unless the Board determines Cause in good faith after providing Executive written notice and a reasonable opportunity to respond, except where a cure opportunity is expressly provided above.

(d) Without Cause. At the option of the Company, without Cause, by delivering thirty (30) days’ prior written notice to Executive of the Company’s determination to terminate.

(e) Resignation for Good Reason. At the option of Executive, for Good Reason. “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (A) a material breach by the Company of any provision of this Agreement; (B) a material diminution in Executive’s title, authority, duties or responsibilities; (C) a reduction in Executive’s Base Salary or annual equity compensation, other than an acrossthe-board reduction of not more than ten percent (10%) applicable to all senior executives of the Company; (D) failure by the Company to timely grant or issue equity compensation earned under Section 3.3 after all required corporate approvals have been obtained; or (E) requiring Executive to relocate Executive’s principal place of work without Executive’s written consent. Executive must deliver written notice to the Company describing in reasonable detail the event or circumstance claimed to constitute Good Reason within sixty (60) days after Executive first becomes aware thereof, the Company shall have thirty (30) days after receipt of such notice to cure, and, if not cured, Executive must resign within sixty (60) days after the expiration of such cure period, failing which Executive shall be deemed to have waived such event or circumstance.

(f) Resignation without Good Reason. At the option of Executive, without Good Reason, upon Executive’s provision of sixty (60) days’ prior written notice to the Company. The Company may, in its sole discretion, make Executive’s resignation effective at any earlier date without converting the resignation into a termination without Cause.

2.3 Termination Date. “Termination Date” means the effective date of the termination of Executive’s employment as determined in accordance with Section 2.2.

3. Compensation and Related Matters.

3.1 Base Salary. Executive’s cash base salary, if any, shall be established and approved from time to time by the Board or a duly authorized Compensation Committee (the “Compensation Committee”) and documented in the applicable Board or committee resolution. Any approved Base Salary shall be paid in accordance with the Company’s payroll practices and applicable withholdings and deductions. The Board shall review Executive’s cash compensation at least annually. Any cash salary arrangement is separate from, and shall not reduce or replace, the annual equity compensation provided in Section 3.3 unless Executive expressly agrees in writing.

3.2 Performance Bonus. For each fiscal year of the Company ending during the Term, Executive shall be eligible to earn an annual performance bonus with a target amount of up to fifty percent (50%) of the Base Salary then in effect (the “Performance Bonus”), based upon the achievement of individual and Company performance objectives established in writing by the Board or Compensation Committee, in consultation with Executive, within the first sixty (60) days of such fiscal year. The Performance Bonus, if any, earned for a fiscal year shall be paid no later than two and one-half (2½) months following the end of the fiscal year for which it was earned. To earn and receive a Performance Bonus, Executive must be employed by the Company on the date the Performance Bonus is paid, except as otherwise provided in Section 4.2.

3.3 Annual Equity Compensation. In consideration of Executive’s substantial and continuous service to the Company, including executive leadership, business development, strategic planning, organizational development, and other services provided to the Company, Executive shall be entitled to an annual equity compensation grant of five hundred thousand (500,000) shares of the Company’s common stock, par value $0.0001 per share, for each year of service and contribution to the Company (the “Annual Equity Grant”).

Executive commenced providing services to the Company on July 24, 2024. Executive was formally appointed as Chief Executive Officer of the Company effective September 23, 2024. The Company and the Board acknowledge that Executive has provided substantial and continuous services to the Company since July 24, 2024, including services provided prior to and following Executive’s appointment as Chief Executive Officer, and that such services have been critical to the Company’s formation, development, strategic direction, and continued growth.

For purposes of the Annual Equity Grant, each annual service period shall be measured from July 24 through July 23 of the following year, regardless of Executive’s specific title or position during any portion of such service period. Subject to formal approval by the Board and compliance with applicable corporate, securities, accounting, and tax requirements, the Company shall grant Executive the following equity compensation:

(a) First Annual Grant. Five Hundred Thousand (500,000) shares of common stock in recognition of Executive’s first annual period of service and contribution to the Company commencing July 24, 2024 and ending July 23, 2025. Such shares shall be fully earned and one hundred percent (100%) vested upon the Board’s approval of the grant, with no further service-based vesting requirement.

(b) Second Annual Grant. Five Hundred Thousand (500,000) shares of common stock in recognition of Executive’s second annual period of continued service and contribution to the Company commencing July 24, 2025 and ending July 23, 2026. Such shares shall be fully earned and one hundred percent (100%) vested upon the Board’s approval of the grant, with no further service-based vesting requirement.

Accordingly, upon Board approval, Executive shall be entitled to an aggregate initial grant of One Million (1,000,000) fully vested shares of common stock pursuant to this Section.

Beginning with the annual service period commencing July 24, 2026, Executive shall thereafter be entitled to an additional Annual Equity Grant of Five Hundred Thousand (500,000) shares of common stock for each annual period of continued service and contribution to the Company, subject to Board approval and the terms of this Agreement.

Once an Annual Equity Grant has become vested, such shares shall constitute earned compensation and shall not be subject to forfeiture solely as a result of Executive’s subsequent termination of employment or service with the Company.

Notwithstanding anything contained herein to the contrary, upon the occurrence of a Change of Control of the Company, any outstanding Annual Equity Grants that have been approved by the Board but have not yet vested shall immediately become fully vested, effective immediately prior to the consummation of such Change of Control transaction.

For purposes of this Agreement, “Change of Control” means (i) the acquisition by any person or group of beneficial ownership of more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding voting securities, (ii) a merger, consolidation, or similar transaction following which the Company’s stockholders immediately prior thereto do not own more than fifty percent (50%) of the combined voting power of the surviving entity, or (iii) the sale or other disposition of all or substantially all of the assets of the Company, in each case other than a bona fide capital-raising transaction or a change in the state of incorporation of the Company.

3.4 Benefits. Executive shall be eligible during Executive’s employment to participate in any employee benefit plans or arrangements which may from time to time be made available by the Company to similarly situated executives (collectively, “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans. Executive understands and acknowledges that the Company, as an early-stage company, may not currently maintain some or all of such Benefit Plans, and that any Benefit Plans that are adopted may be amended or terminated from time to time by the Company in its sole discretion.

3.5 Vacation. Executive shall be eligible for four (4) weeks of paid vacation in each calendar year of Executive’s employment (pro-rated for any partial year), together with all paid holidays recognized by the Company. Executive may carry over up to two (2) weeks of accrued but unused vacation from one year to the next; any additional accrued but unused vacation shall be forfeited to the extent permitted by applicable law.

3.6 Expenses. Executive shall be entitled to reimbursement of all reasonable business expenses incurred by Executive in the performance of Executive’s duties under this Agreement, in accordance with the policies and procedures established by the Company from time to time; provided that Executive properly accounts therefor and obtains any required prior approvals in accordance with Company policy.

3.7 Indemnification; D&O Insurance. The Company shall indemnify Executive, and advance expenses to Executive, to the fullest extent permitted by the Wyoming Business Corporation Act and the Company’s articles of incorporation and bylaws, each as in effect from time to time, in connection with Executive’s service as an officer or director of the Company or any of its subsidiaries. The Company shall use commercially reasonable efforts to obtain and maintain directors’ and officers’ liability insurance covering Executive on terms no less favorable than those applicable to any other officer or director of the Company. The Company and Executive may also enter into a separate indemnification agreement approved by the Board.

3.8 Withholding. All amounts payable to Executive under this Agreement shall be subject to all required federal, state and local withholding, payroll and other taxes and deductions.

4. Effect of Termination.

4.1 Accrued Obligations. Upon termination of Executive’s employment for any reason, Executive (or Executive’s estate) shall be entitled to: (i) any earned but unpaid Base Salary through the Termination Date; (ii) reimbursement of business expenses properly incurred prior to the Termination Date in accordance with Section 3.6; (iii) any accrued but unused vacation, solely to the extent required by applicable law or Company policy; (iv) any vested benefits under the Benefit Plans in accordance with their terms; and (v) all equity compensation earned and vested under Section 3.3, including any shares earned but not yet issued (collectively, the “Accrued Obligations”). Upon termination due to death or Disability, Executive (or Executive’s estate) shall also be entitled to a pro-rata Performance Bonus for the fiscal year of termination based on actual performance, paid when bonuses are paid to executives generally.

4.2 Severance upon Termination without Cause or for Good Reason. Upon termination of Executive’s employment pursuant to Section 2.2(d) or Section 2.2(e), Executive shall be entitled to receive, in addition to the Accrued Obligations: (A) continued payment of the Base

Salary for twelve (12) months following the Termination Date (the “Severance Period”), payable in substantially equal installments in accordance with the Company’s regular payroll practices; (B) a pro-rata portion of the Performance Bonus for the fiscal year in which the Termination Date occurs, calculated at target and payable at the time bonuses are paid to executives generally; (C) if Executive timely elects continuation coverage under COBRA (or any state-law equivalent), reimbursement of the monthly premium for such coverage (less the amount payable by active employees for comparable coverage) until the earlier of (x) the end of the Severance Period and (y) the date Executive becomes eligible for coverage under another employer’s group health plan; and (D) the pro-rata vesting and issuance rights set forth in Section 3.3. If such termination occurs upon or within twelve (12) months following a Change of Control, then the Severance Period shall be eighteen (18) months, the pro-rata Performance Bonus shall be calculated at target, and any unvested equity awards then held by Executive shall vest in full, except to the extent a more favorable treatment applies under the applicable award agreement. As a condition to receipt of the Severance other than the Accrued Obligations and previously earned equity, Executive must execute, deliver and not revoke a general release of claims in favor of the Company and its affiliates that becomes effective and irrevocable no later than sixty (60) days following the Termination Date and remain in material compliance with Executive’s surviving obligations under this Agreement. Any installments of Severance that would otherwise be payable prior to the effectiveness of such release shall accrue and be paid on the first regular payroll date after the release becomes effective and irrevocable, subject to Section 409A.

4.3 Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”), and shall be interpreted and administered consistently with that intent. Each installment payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. A termination of employment shall be deemed to occur only if it constitutes a “separation from service” within the meaning of Section 409A. If Executive is a “specified employee” (within the meaning of Section 409A) as of the Termination Date, any amounts payable on account of Executive’s separation from service that constitute non-exempt deferred compensation shall be delayed until the earlier of (i) the first business day following the six (6)-month anniversary of the Termination Date and (ii) the date of Executive’s death, and shall be paid in a lump sum on such date without interest. Any reimbursements shall be paid no later than the end of the calendar year following the calendar year in which the expense was incurred, and the amount of expenses eligible for reimbursement in one year shall not affect the amount eligible in any other year. Notwithstanding the foregoing, the Company makes no representation or warranty as to the tax treatment of any payment or benefit under this Agreement and shall have no liability to Executive with respect thereto.

4.4 Clawback. All compensation payable to Executive under this Agreement or otherwise, including any incentive-based compensation and equity awards, shall be subject to (i) any compensation recovery (clawback) policy adopted by the Board from time to time, including any policy adopted to comply with Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any applicable exchange or quotation-system listing standards, and (ii) any recovery, recoupment or forfeiture required by applicable law, including Section 304 of the Sarbanes-Oxley Act of 2002.

4.5 Return of Company Property. Within ten (10) days following the Termination Date, Executive or Executive’s personal representative shall return all property of the Company in Executive’s possession or control, including all Company-owned computer equipment (hardware and software), mobile devices, credit cards, keys, access cards and identification, and all originals and copies (however stored) of any documentation or information relating to the business of the Company and its affiliates or their customers, clients or prospects. Notwithstanding the foregoing, Executive may retain (i) personal papers and materials of a personal nature that do not contain Confidential Information (as defined in the Restrictive Covenant Agreements), (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment or its termination that Executive received in Executive’s capacity as a participant.

4.6 Resignation from Positions. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned, effective as of the Termination Date, from all positions as an officer or director of the Company and each of its subsidiaries and affiliates, and as a fiduciary of any employee benefit plan of the Company or any of its affiliates, in each case to the extent applicable, and Executive shall promptly execute such documents as the Company may reasonably request to confirm the foregoing.

4.7 Cooperation. Following the Termination Date, Executive shall reasonably cooperate with the Company and its counsel in connection with any internal investigation, regulatory matter (including any SEC or FINRA inquiry), audit, or actual or threatened litigation or administrative proceeding relating to matters within Executive’s knowledge from Executive’s period of employment. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in providing such cooperation and, if such cooperation is required more than twelve (12) months after the Termination Date or requires more than ten (10) hours in any calendar month, shall compensate Executive at a reasonable hourly rate mutually agreed by the parties for time actually spent, other than time spent testifying.

5. Restrictive Covenants. Executive shall continue to protect the Company’s confidential information, trade secrets and intellectual property in accordance with applicable law and any confidentiality, non-disclosure, invention-assignment, non-solicitation or other restrictive covenant agreement separately approved and executed by Executive and the Company (collectively, the “Restrictive Covenant Agreements”). Any post-employment non-competition restriction must be separately agreed in writing and shall apply only to the extent enforceable under applicable law. Unless otherwise expressly stated in a separately executed agreement, any postemployment non-solicitation restriction shall not exceed twelve (12) months. Nothing in this Agreement or any Restrictive Covenant Agreement limits Executive’s right to communicate with, file a charge with, or participate in any investigation or proceeding of the SEC or any other governmental agency, or to receive a whistleblower award, and Executive is hereby provided notice of the immunity provisions of the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)).

6. Arbitration. Executive and the Company agree that, except as provided below, any and all disputes, claims or controversies arising under or relating to this Agreement or Executive’s employment with the Company or the termination thereof shall be resolved by final, binding and confidential arbitration before a single arbitrator administered by the American Arbitration

Association in accordance with its then-applicable employment arbitration rules, with the seat of arbitration in Sheridan, Wyoming, unless the parties mutually agree to another location or remote proceedings. The Company shall bear all administrative and arbitrator fees and costs unique to arbitration, except to the extent applicable law requires otherwise. Judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, either party may seek temporary, preliminary or permanent injunctive or other equitable relief in any court of competent jurisdiction in respect of any actual or threatened breach of a Restrictive Covenant Agreement or the unauthorized use or disclosure of confidential information, and nothing herein prevents Executive from filing a charge or claim with, or participating in a proceeding before, any governmental agency, or limits any claim that, as a matter of law, may not be subject to mandatory pre-dispute arbitration. BY AGREEING TO ARBITRATION, THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY OF ANY ARBITRABLE CLAIM.

7. Miscellaneous.

7.1 No Conflict. Executive represents and warrants that Executive is not a party to any agreement or understanding that restricts or interferes with Executive’s employment with the Company or the performance of Executive’s duties hereunder, that Executive has not disclosed and will not disclose to the Company or use for its benefit any trade secrets or confidential information of any third party, and that, should any of the foregoing representations be untrue, Executive shall indemnify the Company for all damages and reasonable attorneys’ fees incurred by the Company as a result.

7.2 Notices. All notices under this Agreement shall be in writing and shall be deemed given when delivered personally, one (1) business day after deposit with a nationally recognized overnight courier, or when sent by e-mail with confirmation of transmission (with a copy by one of the foregoing methods), addressed: if to the Company, to Alphega Innovations Corp., 30 N Gould St., Ste R, Sheridan, Wyoming 82801, Attention: Board of Directors, at the Company’s official notice e-mail address reflected in its corporate records; and if to Executive, to the most recent address and e-mail address on file with the Company, or, in each case, to such other address as either party may designate by notice given in accordance with this Section.

7.3 No Waiver. No failure by either party to exercise any right, power or privilege under this Agreement, the Restrictive Covenant Agreements or any other agreement shall operate as a waiver thereof, and no waiver of any deviation from, or breach of, this Agreement shall be deemed a waiver of any subsequent deviation or breach.

7.4 Assignment. Executive may not assign this Agreement or any of Executive’s rights or duties hereunder. The Company may assign this Agreement to an entity controlling, controlled by or under common control with the Company, or to an entity that acquires all or substantially all of the equity or assets of the Company. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and Executive and Executive’s heirs and personal representatives.

7.5 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by a final determination of a court of competent jurisdiction or an arbitrator, such invalidity, illegality or unenforceability shall not affect the remaining provisions, and this Agreement shall be construed as if such provision had never been contained herein; and any such provision shall, to the extent permitted by law, be reformed and enforced to the maximum extent permissible.

7.6 Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the internal laws of the State of Wyoming, without regard to conflicts-of-law principles that would result in the application of the laws of any other jurisdiction, except to the extent the employment laws of the jurisdiction in which Executive primarily resides and works mandatorily apply.

7.7 Entire Agreement. This Agreement, together with the Restrictive Covenant Agreements and any equity award agreements, constitutes the entire agreement of the parties, and replaces and supersedes in their entirety all previous agreements, understandings and representations, whether oral or written, between Executive and the Company concerning the subject matter hereof. This Agreement may not be amended, supplemented, canceled or discharged except by a written instrument executed by both parties.

7.8 Counterparts; Electronic Signatures. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Signatures delivered by e-mail (including .pdf) or electronic signature service shall be deemed original signatures for all purposes.

7.9 Acknowledgment. Executive represents and warrants that: (a) Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement or has voluntarily chosen not to do so, and fully understands the terms and conditions contained herein; (b) Executive’s execution, delivery and performance of this Agreement do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; and (c) upon execution and delivery by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

7.10 Survival. The provisions of Sections 4 through 7 of this Agreement, and any other provision that by its terms or nature is intended to survive, shall survive the termination of this Agreement and of Executive’s employment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ALPHEGA INNOVATIONS CORP.

By: /s/ Lionel Pinuer

Name: Lionel Pinuer

Title: Interim Chairman / Director Date: August 26, 2026

EXECUTIVE

/s/ Luis Carlos Ung

Name: Luis Carlos Ung

Date: August 26, 2026